EXHIBIT 99

Contact:	Donald R. Myll Chief Financial Officer Joseph Marino Director of Investor Relations 866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE SERVICES, INC. REPORTS SECOND QUARTER RESULTS

Reports Second Quarter Earnings Per Share of $0.27

SAN DIEGO – (July 28, 2003) – AMN Healthcare Services, Inc. (NYSE:AHS) today reported revenue and earnings results for the second quarter of 2003. The company reported earnings per diluted share of $0.27 for the second quarter of 2003, up 4% over the $0.26 per diluted share reported in the second quarter of 2002. The company generated net income of $11.2 million for the second quarter of 2003, compared to $12.5 million reported for the second quarter of 2002, a decline of 10%. Revenue for the second quarter of 2003 was $183.4 million, a decline of 4% from the $191.2 million reported for the same period a year ago. For the six months ended June 30, 2003, the company reported revenue of $383.1 million, representing an increase of 5% from the $365.2 million reported for the same period a year ago. For the six months ended June 30, 2003, the company reported earnings per diluted share of $0.56, an increase of 12% over the $0.50 per diluted share reported for the same period a year ago.

“Considering the extremely favorable financial results achieved by AMN last year and the recent pressures being experienced by the healthcare staffing industry, we are pleased with our performance for the second quarter. Our ability to exceed our expectations for the quarter was the direct result of focused efforts by our team, the flexibility of our business model and our hospital clients’ continued preference for AMN’s high quality nurses and value-added services. These same elements are why AMN continues to be the leader in the industry,” said Steven C. Francis, Chief Executive Officer. “A combination of improved sequential gross profit margins, careful operating expense management and an effective share repurchase program resulted in an improvement in diluted earnings per share for our stockholders this quarter compared to the prior year, even in the face of a challenging environment.”

Earnings before interest (net of investment income), taxes, depreciation, amortization, and non-cash stock-based compensation related to the company’s initial public offering (adjusted EBITDA, a non-GAAP financial measure) was $20.0 million for the second quarter of 2003, representing a 9% decline from the second quarter of 2002. The adjusted EBITDA margin during the second quarter of 2003 of 10.9% declined slightly from 11.5% during the second quarter of 2002. The company’s net income margin of 6.1% during the second quarter of 2003 declined from 6.5% during the second quarter of 2002. The company’s effective control of selling, general and administrative expenses during the quarter was offset by higher direct wage and insurance costs for its healthcare professionals.

Gross profit for the second quarter of 2003 was $42.0 million, compared to $46.4 million for the second quarter of 2002. The decrease was driven primarily by a decline in the average number of healthcare professionals on assignment, and higher compensation and other direct costs during the quarter. This resulted in a second quarter gross margin of 22.9%, compared to the 24.3% gross margin reported in the second quarter of last year and the 22.4% gross margin reported in the first quarter of 2003.

Selling, general and administrative expenses for the second quarter of 2003 improved to 12.0% of revenue, compared to 12.8% of revenue for the second quarter of 2002, reflecting the cost-effective impact of the company’s flexible operating model and infrastructure.

The company, which continues to be debt free, with $43.5 million of cash and cash equivalents as of June 30, 2003, generated $25.0 million in net cash provided by operating activities for the second quarter of 2003.

Revenue and Earnings Guidance for Third Quarter 2003

The company provides revenue and earnings guidance for the next quarter to be reported, consistent with its previously announced practice. For the third quarter of 2003, the company expects to generate revenue ranging between $165 million and $171 million, resulting in net income ranging between $7.5 million and $8.6 million, or approximately $0.18 and $0.21 per diluted share. The company expects to have approximately 41.3 million average diluted shares outstanding for the third quarter of 2003.

“In an effort to expand our leading market position, we are augmenting our investment in client-focused initiatives to solidify AMN’s position as the preferred staffing partner with hospitals across the country,” added Mr. Francis. “We believe that the company’s fundamental long-term drivers, primarily the projected escalating nursing shortage and increasing hospital admissions, along with the need for cost-effective variable staffing solutions, will fuel AMN’s long-term growth prospects. Our focus on meeting the changing needs of both our healthcare facility clients and our healthcare professionals will strengthen our ability to achieve success in the future.”

Company Summary

AMN Healthcare Services, Inc. is the largest nationwide provider of temporary healthcare staffing services. The company recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, typically for 13 weeks, at acute-care hospitals and healthcare facilities throughout the United States.

Conference Call on July 29, 2003

AMN Healthcare Services, Inc.’s second quarter earnings conference call will be held on Tuesday, July 29 at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time). A live webcast of the call can be accessed at www.amnhealthcare.com/investors, with a replay available on the web site until August 29, 2003. An audio replay of the call will also be available by telephone through August 12, 2003 by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 691391. Additional information regarding non-GAAP financial measures will be available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary healthcare professionals and ability to attract and retain operational personnel; the company’s ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to the company and to secure orders related to those contracts; the attractiveness to hospitals and healthcare facility clients of the company’s services; changes in the timing of hospital and healthcare facility clients’ orders for and the company’s placement of temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary healthcare providers; the company’s ability to successfully implement its acquisition and integration strategies; the effect of existing or future government regulation of the healthcare industry, and the company’s ability to operate in compliance with these regulations; the impact of medical malpractice and other claims asserted against the company; and the company’s ability to carry out its business strategy, including adapting to an increasingly competitive environment. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Operations

(dollars and shares in thousands, except per share and traveler data)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	% Chg	2003	2002	% Chg
Revenue	$183,364	$191,235	(4%)	$383,129	$365,191	5%
Cost of revenue	141,373	144,849	(2%)	296,387	276,602	7%

Gross profit	41,991	46,386	(9%)	86,742	88,589	(2%)

	22.9%	24.3%		22.6%	24.3%
Expenses:
Selling, general and administrative	22,012	24,407	(10%)	44,849	47,132	(5%)
	12.0%	12.8%		11.7%	12.9%
Non-cash stock-based compensation(1)	219	218	0%	437	436	0%
Amortization	96	92	4%	191	174	10%
Depreciation	1,054	737	43%	2,074	1,428	45%
Transaction costs(2)	—	139	N/M	—	139	N/M

Total expenses	23,381	25,593	(9%)	47,551	49,309	(4%)

Income from operations	18,610	20,793	(11%)	39,191	39,280	0%
Interest (income) expense, net	114	(9)	N/M	197	(151)	N/M

Income before income taxes	18,496	20,802	(11%)	38,994	39,431	(1%)
Income tax expense	7,306	8,321	(12%)	15,405	15,773	(2%)

Net income	$11,190	$12,481	(10%)	$23,589	$23,658	0%

	6.1%	6.5%		6.2%	6.5%

Basic and diluted net income per common share:
Basic net income per common share	$0.29	$0.29	0%	$0.60	$0.56	7%

Diluted net income per common share	$0.27	$0.26	4%	$0.56	$0.50	12%

Weighted average common shares outstanding—basic	38,287	42,596	(10%)	39,056	42,443	(8%)

Weighted average common shares outstanding—diluted	41,767	47,402	(12%)	42,379	47,198	(10%)

Other Financial and Operating Data:
Average travelers on assignment	7,355	7,636	(4%)	7,695	7,486	3%

Revenue per traveler per day	$273.96	$275.21	0%	$275.08	$269.52	2%

Gross profit per traveler per day	$62.74	$66.75	(6%)	$62.28	$65.38	(5%)

Adjusted EBITDA(3)	$19,979	$21,979	(9%)	$41,893	$41,457	1%

	10.9%	11.5%		10.9%	11.4%

(1)	Non-cash stock-based compensation represents compensation expense related to stock option plans to reflect the difference at the completion of the company’s initial public offering between the fair market value and the exercise price of stock options previously issued to the company’s officers.

(2)	Transaction costs represent costs incurred in connection with the acquisition of Healthcare Resource Management Corporation in 2002.

(3)	Adjusted EBITDA represents net income plus interest (net of investment income), taxes, depreciation, amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance and adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the Company’s performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	% Chg	2003	2002	% Chg
Net income	$11,190	$12,481	(10%)	$23,589	$23,658	0%
Adjustments:
Interest (income) expense, net	114	(9)		197	(151)
Income tax expense	7,306	8,321		15,405	15,773
Depreciation	1,054	737		2,074	1,428
Amortization	96	92		191	174
Transaction costs	—	139		—	139
Non-cash stock-based compensation	219	218		437	436

Adjusted EBITDA(1)	$19,979	$21,979	(9%)	$41,893	$41,457	1%

(1)	Adjusted EBITDA represents net income plus interest (net of investment income), taxes, depreciation, amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance and adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the Company’s performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

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AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	June 30, 2003	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$43,507	$28,633	$40,135
Accounts receivable, net	113,340	130,684	134,456
Other current assets	16,449	17,679	14,062

Total current assets	173,296	176,996	188,653
Fixed assets, net	14,842	12,117	9,869
Goodwill, net	135,532	135,532	135,532
Deferred income taxes	9,761	11,361	12,111
Intangible and other assets	3,359	3,468	2,609

Total assets	$336,790	$339,474	$348,774

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$11,376	$12,194	$12,738
Accrued compensation and benefits	33,761	37,168	34,488
Other current liabilities	6,431	11,212	4,122

Total current liabilities	51,568	60,574	51,348
Other long-term liabilities	1,440	1,554	1,602

Total liabilities	53,008	62,128	52,950

Stockholders’ equity	283,782	277,346	295,824

Total liabilities and stockholders’ equity	$336,790	$339,474	$348,774